Exhibit 5

EXHIBITS 5 and 23(b)

OPINION OF COUNSEL

CONSENT OF COUNSEL

Schnader Harrison Segal & Lewis LLP

May 14, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D. C. 20549

Re:	Oppenheimer Holdings Inc.

Registration Statement on Form S-8

Dear Sirs:

We have acted as counsel to Oppenheimer Holdings Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 dated May 14, 2014, registering an aggregate of 1,250,000 shares of Class A non-voting common stock (the “Class A Shares”) of the Company reserved for issuance under the Oppenheimer Holdings Inc. 2014 Incentive Plan (as successor to the Oppenheimer & Co. Inc. Employee Share Plan) (the “Plan”).

We are qualified to practice law in the State of New York. We have made no investigation of the laws of any jurisdiction other than, and the opinions hereinafter expressed are confined to, the corporation law of the State of Delaware and the federal securities laws.

We have examined such corporate records of the Company and other documents and certificates as we have deemed necessary and appropriate under the circumstances to furnish the following opinions:

1.	When the 1,250,000 Class A Shares have been duly issued and when the Company has received the consideration for the 1,250,000 Class A Shares in the manner contemplated by the Plan, the Class A Shares will be duly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and all amendments thereto and to the reference to our name under the heading “Interests of Named Experts and Counsel” in the Registration Statement.

Yours very truly,

/s/ Schnader Harrison Segal & Lewis LLP